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                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C. 20549



                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                Date of report (Date of earliest event reported):
                                March 26, 1999



                        ZENITH NATIONAL INSURANCE CORP.

             (Exact name of registrant as specified in its charter)

 Delaware                            1-9627                      95-2702776
(State or other               (Commission File No.)          (I.R.S. Employer
 jurisdiction of                                             Identification No.)
 incorporation)

                              21255 Califa Street
                     Woodland Hills, California 91367-5021
             (Address of principal executive offices)(zip code)


             Registrant's telephone number, including area code:

                                 (818)713-1000


         -------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

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Item 5.  Other Events.

On April 1, 1998, pursuant to the Asset Purchase Agreement dated as of June 17, 1997 (as amended) among Zenith Insurance Company, a wholly owned subsidiary of the Registrant ("Zenith Insurance"), and RISCORP, Inc. and certain of its subsidiaries (collectively "RISCORP"), Zenith Insurance acquired substantially all of the assets and assumed certain liabilities of RISCORP related to its workers' compensation insurance business (the "RISCORP Acquisition").

Under the Asset Purchase Agreement, the purchase price was to be the difference between the GAAP book value of the assets acquired and the GAAP book value of the liabilities assumed as of the closing date, with a payment at closing of $35 million. Accordingly, at the closing, Zenith Insurance paid $35 million in cash to RISCORP, $10 million of which was paid into an escrow account established as a source of funds to satisfy RISCORP's indemnification obligations to Zenith Insurance under the Asset Purchase Agreement. The final purchase price was to be determined in accordance with a process established in the Asset Purchase Agreement.

Since the parties were unable to agree on the GAAP book value of the assets acquired and the GAAP book value of the liabilities assumed, the Asset Purchase Agreement called for the items in dispute to be submitted for resolution to a nationally recognized independent accounting firm acting as "Neutral Auditor and Neutral Actuary."

On March 19, 1999, the Neutral Auditor and Neutral Actuary issued its report (the "Neutral Report"), indicating a final purchase price of $92.3 million. A copy of Registrant's Press Release dated March 22, 1999 reporting receipt of the Neutral Report is attached hereto as an exhibit and incorporated herein by reference.

Pursuant to the Asset Purchase Agreement, on March 26, 1999, Zenith Insurance paid to RISCORP, Inc. (on behalf of RISCORP, Inc. and its subsidiaries that are parties to the Asset Purchase Agreement) and to the escrow account the balance due on the final purchase price as indicated in the Neutral Report, as adjusted by Zenith Insurance for the net value of certain assets that were not transferred to Zenith Insurance by RISCORP. The adjustments, which result in a reduction of $6.8 million, were made by Zenith Insurance on the grounds that such an adjustment is permitted under the Asset Purchase Agreement and certain other agreements previously reached with RISCORP.
There can be no assurance that RISCORP will not challenge the Neutral Report or the adjustments made by Zenith Insurance.

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The payment made on March 26, 1999 consisted of a direct payment to RISCORP,
Inc. of $50.8 million, including $3.1 million in interest at 6.25% per annum, and a payment of $2.8 million into the escrow account, which now has a balance of $12.8 million.

Other matters are still in dispute between the parties and some are the subject of litigation. On January 11, 1999, Zenith Insurance served RISCORP with a complaint filed in the United States District Court for the Southern District of New York, alleging various claims arising from the RISCORP Acquisition, including damages for breaches of representations, warranties, and covenants in the Asset Purchase Agreement. On January 22, 1999, RISCORP served Zenith Insurance with a complaint in an action that RISCORP had filed in the United States District Court for the Middle District of Florida. RISCORP alleges damages suffered by it based on the failure of Zenith Insurance to comply with certain indemnification provisions of the Asset Purchase Agreement, as well as damages relating to the improper acquisition by Zenith Insurance of certain assets. Both cases are pending and the Registrant is unable to predict the outcome of them.

NOTE ON FORWARD LOOKING INFORMATION
This report contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "believe", "estimate", "expect", "intend", "anticipate", and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Registrant undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include but are not limited to the following: (i) the ability of Zenith Insurance to recover any amounts from RISCORP for breaches of representations, warranties, and covenants alleged to have occurred under the Asset Purchase Agreement; (ii) the ability of RISCORP to recover any amounts from Zenith Insurance for the alleged failure to comply with certain indemnification provisions of the Asset Purchase Agreement; and
(iii) other risks detailed herein and from time to time in Registrant's other reports and filings with the Securities and Exchange Commission.

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ITEM 7.  EXHIBITS.

EXHIBIT NO.                         DESCRIPTION
-----------                         -----------
99.1 Press Release of Zenith National Insurance Corp., dated March 22, 1999


                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       ZENITH NATIONAL INSURANCE CORP.

March 30, 1999

                                       By: /s/ Fredricka Taubitz
                                          ----------------------------
                                          Fredricka Taubitz
                                            Executive Vice President
                                             & Chief Financial Officer







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